Exhibit 10.38

RESTRICTED STOCK UNIT AWARD AGREEMENT

(Performance Based)

Tuesday Morning Corporation
2014 Long-Term Incentive Plan

This Restricted Stock UNIT Award Agreement (this “Agreement”) is entered into between Tuesday Morning Corporation, a Delaware corporation (the “Company”), and _______________ (the “Participant”) effective as of ___________, 2021 (the “Date of Grant”), pursuant to the Tuesday Morning Corporation 2014 Long-Term Incentive Plan, as amended (the “Plan”), the terms of which are incorporated by reference herein in their entirety.  Capitalized terms not otherwise defined in this Agreement shall have the meanings given to such terms in the Plan.

Whereas, the Company desires to grant to the Participant the Awarded Units (defined below) as an inducement for the Participant’s continued and effective performance of services for the Company, subject to the terms and conditions of this Agreement; and

WHEREAS, the Participant desires to have the opportunity to acquire shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), upon the vesting of the Awarded Units, subject to the terms and conditions of this Agreement;

Now, therefore, in consideration of the premises, mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.

Grant of Restricted Stock Units.  Effective as of the Date of Grant, the Company shall grant to the Participant an award of [TOTAL NUMBER OF RSUS THAT COULD VEST AT MAXIMUM PERFORMANCE] Restricted Stock Units (the “Awarded Units”), of which [TOTAL NUMBER OF RSUS THAT COULD VESTED AT TARGET] are “Target RSUs” for purposes of Exhibit A.  The Awarded Units, to the extent vested, may be converted into the number of shares of Common Stock equal to the number of vested Restricted Stock Units, subject to the terms and conditions provided in the Plan and this Agreement.  Each Awarded Unit shall be a notional share of Common Stock, with the value of each Awarded Unit being equal to the Fair Market Value of a share of Common Stock at any time.  In accepting the award of the Awarded Units set forth in this Agreement, the Participant accepts and agrees to be bound by all the terms and conditions of the Plan and this Agreement.

2.	Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:
(a)

“Cause” shall mean the occurrence of one of the following events: (i) commission of fraud, embezzlement, theft, felony or an act of dishonesty in the course of the Participant’s employment by the Company or a Subsidiary, which conduct damaged the Company or a Subsidiary; (ii) disclosure of trade secrets of the

Company or a Subsidiary; or (iii) violation of the terms of any non-competition, non-disclosure or similar agreement with respect to the Company or any Subsidiary to which the Participant is a party.
(b)

“Good Reason” shall mean (i) a material reduction by the Company of the Participant’s annual compensation without the Participant’s consent; (ii) a material breach by the Company of this Agreement that is not cured within thirty (30) days of written notice by the Participant to the Company; or (iii) without the Participant’s consent, the Company relocates its principal executive offices, or requires the Participant to have the Participant’s principal work location change, which results in the Participant’s principal work location being changed to a location in excess of fifty (50) miles from the location of the Company’s principal executive offices as of the date hereof.  The foregoing events shall not constitute Good Reason unless the Participant delivers to the Company a written notice specifying the circumstances giving rise to the alleged Good Reason within ninety (90) days after the Participant first learns of the existence of the circumstances giving rise to Good Reason; within thirty (30) days following delivery of such notice, the Company has failed to cure the circumstances giving rise to Good Reason; and the Participant resigns within sixty (60) days after the end of the cure period.

Capitalized terms not otherwise defined in this Agreement shall have the meanings given to such terms in the Plan.

3.

Vesting.  Subject to the provisions hereof and the provisions of the Plan, the Awarded Units will vest and become eligible for conversion into shares of Common Stock pursuant to Section 4 below as follows:

(a)

Generally.  Awarded Units which have become vested pursuant to the terms of this Section 3 are collectively referred to herein as “Vested RSUs.”  All other Awarded Units are collectively referred to herein as “Unvested RSUs”.  Except as specifically provided in this Agreement and subject to certain restrictions and conditions set forth in the Plan, the Awarded Units shall vest and become Vested RSUs in accordance with the provisions of Exhibit A, provided that the Participant has not incurred a Termination of Service prior to the applicable vesting date.  To the extent any of the Awarded Units do not vest in accordance with Exhibit A, or if the Participant has incurred a Termination of Service before a vesting date then, except as otherwise specified in subsections (b) or (c) below, the Participant shall be deemed to have forfeited all of the Participant’s Unvested RSUs.  Upon forfeiture, all of the Participant’s rights with respect to the forfeited Unvested RSUs shall cease and terminate, without any further obligations on the part of the Company.

(b)

Death or Total and Permanent Disability.  Notwithstanding any provisions of this Section 3 to the contrary, in the event the Participant’s Termination of Service is due to the Participant’s death or Total and Permanent Disability prior to a vesting date provided in subsection (a), then all Unvested RSUs shall immediately become

Vested RSUs on the date of such Termination of Service due to death or Total and Permanent Disability.
(c)

Change in Control. Notwithstanding any provision of this Section 3 to the contrary, in the event (i) a Change in Control occurs prior to the date of the Participant’s Termination of Service and (ii) the Participant incurs a Termination of Service during the two (2) year period commencing on the date that the Change in Control occurred, either (A) by the Company without Cause or (B) by the Participant for Good Reason, then all Unvested RSUs shall immediately become Vested RSUs, based on the maximum performance level, on the date of such Termination of Service by the Company without Cause or by the Participant for Good Reason.

(d)

Forfeiture Upon Violation of Restrictive Covenant Provisions.  Notwithstanding anything to the contrary contained herein, in the event the Participant fails to comply with the confidentiality, non-solicitation, non-competition, and other restrictive covenant provisions contained in Exhibit B hereto or in any other written agreement by and between the Participant and the Company that are in effect, then (i) the Participant shall be deemed to have forfeited all of the Participant’s Unvested RSUs, and all of the Participant’s rights with respect to the forfeited Unvested RSUs shall cease and terminate, without any further obligations on the part of the Company, and (ii) any Vested RSUs that have not yet been converted into shares of Common Stock and delivered to the Participant in accordance with Section 4 below shall be immediately forfeited and this Agreement (other than the Surviving Provisions (defined below)) will be terminated on the date of such violation.

4.

Conversion of Awarded Units.  Subject to the provisions of the Plan and this Agreement, upon the vesting of Awarded Units, or as soon as practicable following vesting, and in no event, later than sixty (60) days after the vesting of Awarded Units, the Company shall convert the Vested RSUs into the number of whole shares of Common Stock equal to the number of Vested RSUs and shall deliver to the Participant (or, in the event of the Participant’s Death or Total and Permanent Disability, his or her personal representative), if requested by the Participant (or, if applicable, his or her personal representative) as described in Section 6.4(a) of the Plan, the Company shall cause to be delivered to the Participant (or, if applicable, his or her personal representative) a stock certificate representing such shares of Common Stock,  and such Common Stock shall thereafter be transferable by the Participant (except to the extent that any proposed transfer would, in the opinion of counsel satisfactory to the Company, constitute a violation of applicable securities law).

5.

Capital Adjustments and Reorganizations.  The existence of the Awarded Units shall not affect in any way the right or power of the Company or its stockholders to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, engage in any merger or consolidation, issue any debt or equity securities, dissolve or liquidate, or sell, lease, exchange or otherwise dispose of all or any part of its assets or business, or engage in any other corporate act or proceeding.

6.

No Fractional Shares.  All provisions of this Agreement concern whole shares of Common Stock.  If the application of any provision hereunder would yield a fractional share, such fractional share shall be rounded down to the next whole share if it is less than 0.5 and rounded up to the next whole share if it is 0.5 or more.

7.

No Rights as a Stockholder.  The Participant will have no rights as a stockholder with respect to the Awarded Units until such time as Vested RSUs are converted into shares of Common Stock in accordance with Section 4 above.

8.

Not an Employment or Service Agreement.  This Agreement is not an employment, consulting, or other service agreement, and no provision of this Agreement shall be construed or interpreted to create an employment or service relationship between the Participant and the Company or guarantee the right to continue in the employment or service of the Company or a Subsidiary for any specified term or limit the Company’s authority to terminate the Participant’s employment with or service to the Company or any Subsidiary.

9.

Limit of Liability.  Under no circumstances will the Company or any Subsidiary be liable for any indirect, incidental, consequential or special damages (including lost profits or taxes) of any form incurred by any person, whether or not foreseeable and regardless of the form of the act in which such a claim may be brought, with respect to the Plan, this Agreement or the Awarded Units.

10.

Notices.  Any notice, instruction, authorization, request or demand required hereunder shall be in writing, and shall be delivered either by personal delivery, telegram, telex, telecopy or similar facsimile means, by certified or registered mail, return receipt requested, or by courier or delivery service, addressed to the Company at the Company’s principal business office address and to the Participant at the Participant’s residential address as shown in the records of the Company, or at such other address and number as a party shall have previously designated by written notice given to the other party in the manner hereinabove set forth.  Notices shall be deemed given when received, if sent by facsimile means (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by facsimile means); and when delivered (or upon the date of attempted delivery where delivery is refused), if hand-delivered, sent by express courier or delivery service, or sent by certified or registered mail, return receipt requested.

11.

Amendment and Waiver.  Except as otherwise provided herein or in the Plan, or as necessary to implement the provisions of the Plan, this Agreement may be amended, modified or superseded only by written instrument executed, or an electronic agreement agreed to, by the Company and the Participant.  Only a written instrument executed and delivered by, or an electronic agreement agreed to by, the party waiving compliance hereof shall waive any of the terms or conditions of this Agreement.  Any waiver granted by the Company shall be effective only if executed and delivered by a duly authorized director or officer of the Company other than the Participant.  The failure of any party at any time or times to require performance of any provisions hereof shall in no manner effect the right to enforce the same.  No waiver by any party of any term or condition, or the breach of any term or condition contained in this Agreement, in one or more instances, shall be construed as a continuing waiver of any such condition or breach, a waiver of any other condition, or the breach of any other term or condition.
12.

Governing Law and Severability.  The validity, construction and performance of this Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.  The invalidity of any provision of this Agreement shall not affect any other provision of this Agreement, which shall remain in full force and effect.

13.

Successors and Assigns.  Subject to the limitations which this Agreement imposes upon the transferability of the Awarded Units granted hereby, this Agreement shall bind, be enforceable by and inure to the benefit of the Company and its successors and assigns, and to the Participant, the Participant’s permitted assigns and upon the Participant’s death, the Participant’s estate and beneficiaries thereof (whether by will or the laws of descent and distribution), executors, administrators, agents, legal and personal representatives.

14.	Miscellaneous. This Agreement is awarded pursuant to and is subject to all of the provisions of the Plan, including amendments to the Plan, if any.
15.

Section 409A; Six Month Delay.  Notwithstanding anything herein to the contrary, in the case of a conversion of Awarded Units and distribution of shares of Common Stock in accordance with Section 4 on account of any Termination of Service (other than death), if the Participant is a “specified employee” as defined in § 1.409A-1(i) of the final regulations under Section 409A of the Code, then solely to the extent required under Section 409A of the Code, a distribution of the number of such shares to the Participant (determined after application of the withholding requirements set forth in Section 16 below) shall not occur until the date which is six (6) months following the date of the Participant’s Termination of Service (or, if earlier, the date of the Participant’s death).  It is intended that each conversion and settlement of shares of Common Stock to be delivered under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code.

16.

Tax Withholding.  The Company or, if applicable, any Subsidiary (for purposes of this Section 16, the term “Company” shall be deemed to include any applicable Subsidiary), shall be entitled to deduct from other compensation payable to the Participant any sums required by federal, state or local tax law to be withheld with respect to the vesting of this Award.  Alternatively, the Company may require the Participant to pay such sums for taxes directly to the Company in cash or by check within one (1) day after the vesting date.  Such payments shall be required to be made when requested by the Company and may be required to be made prior to the delivery of any certificate representing shares of Common Stock, if such certificate is requested by the Participant (or, if applicable, his or her personal representative) in writing in accordance with procedures established by the Committee.  Such payment may be made by (a) the delivery of cash to the Company in an amount that equals or exceeds (to avoid the issuance of fractional shares under (c) below) the required tax withholding obligations of the Company; (b) if the Company, in its sole discretion, so consents in writing, the actual delivery by the Participant to the Company of shares of

Common Stock that the Participant has not acquired from the Company within six (6) months prior thereto, which shares so delivered have an aggregate Fair Market Value that equals or exceeds (to avoid the issuance of fractional shares under (c) below) the required tax withholding payment; (c) if the Company, in its sole discretion, so consents in writing, the Company’s withholding of a number of shares to be delivered upon the vesting of the Awarded Units, which shares so withheld have an aggregate Fair Market Value that equals (but does not exceed) the required tax withholding payment; or (d) any combination of (a), (b), or (c).

17.

Survival.  The provisions of Section 3(e), Sections 8 – 16, and Section 19 creating obligations extending beyond the term of this Agreement (collectively, the “Surviving Provisions”) shall survive the expiration or termination of this Agreement and of the Participant’s employment with or service to the Company or, if applicable, any Subsidiary, regardless of the reason for such expiration or termination.

18.

Acceptance.  The Participant, by his or her acceptance of the Awarded Units, agrees to be bound by all of the terms and conditions of this Agreement, including, without limitation, the provisions of the Plan.

19.

Disclaimer of Reliance.  Except for the specific representations expressly made by the Company in this Agreement, the Participant specifically disclaims that the Participant is relying upon or has relied upon any communications, promises, statement, inducements or representation(s) that may have been made, oral or written regarding the subject matter of this Agreement.  The Participant represents that the Participant relied solely and only on the Participant’s own judgment in making the decision to enter into this Agreement.

EXHIBIT A

[Describe vesting dates and performance criteria here]1

[1]	NTD: Unless granted as “Exempt Shares,” the Restricted Stock Units granted hereunder cannot vest earlier than one year after the Date of Grant.

EXHIBIT B

1.	Confidential Information, the Participant’s Non-Disclosure Agreement and Work Product Ownership.
(a)

Confidential Information.  During the Participant’s employment with the Company, the Company shall provide the Participant otherwise prohibited access to certain of its Confidential Information which is not known to the Company’s competitors or within the Company’s industry generally, which was developed by the Company over a long period of time and/or at its substantial expense, and which is of great competitive value to the Company.  For purposes of this Agreement, “Confidential Information” includes all trade secrets and confidential and proprietary information of the Company, including, but not limited to, the following: all documents or information, in whatever form or medium, concerning or relating to the Company’s operations; procedures; computer systems; customer information; methods of doing business; merchandise; marketing plans and methods; financial and accounting information; policies and practices; product information and strategy; project and prospect locations and leads; developmental or experimental work; research; development; know-how; technical data; designs; plans for research or future products; improvements; discoveries; database schemas or tables; development tools or techniques; finances; business plans; sales plans and strategies; budgets; pricing and pricing strategies and techniques; costs; customer and client lists and profiles; customer and client nonpublic personal information; supplier lists; business records; audits; management methods and information; reports, recommendations and conclusions; business practices; strategies; training manuals; vendors; suppliers; contractual relationships; and other business information disclosed or made available to the Participant by the Company, either directly or indirectly, in writing, orally, or by drawings or observation, that is not known to the public or any of the Company’s competitors or within the Company’s industry generally, which was developed by the Company at its expense, and which is of value to the Company. Confidential Information prepared or compiled by the Participant and/or the Company or furnished to the Participant during the Participant’s employment with the Company shall be the sole and exclusive property of the Company, and none of such Confidential Information or copies thereof, shall be retained by the Participant.  The Participant acknowledges that the Company does not voluntarily disclose Confidential Information, but rather takes precautions to prevent dissemination of Confidential Information beyond those employees such as the Participant entrusted with such information.  The Participant further acknowledges that the Confidential Information: (i) is entrusted to the Participant because of the Participant’s position with the Company; and (ii) is of such value and nature as to make it reasonable and necessary for the Participant to protect and preserve the confidentiality and secrecy of the Confidential Information.  The Participant acknowledges and agrees that the Confidential Information is a valuable, special, and a unique asset of the Company, the disclosure of which could cause substantial injury and loss of profits and goodwill to the Company.  While the Participant may not disclose any such Confidential

Information, the Participant has the right to discuss wages, benefits or other terms and conditions of employment.  Nothing in this Agreement, including the definition of “Confidential Information” above and the nondisclosure requirements in Section 1(b) is intended to restrict the Participant’s right to have such discussions.

(b)	Non-Disclosure.
(i)

The Participant shall hold all Confidential Information in strict confidence.  The Participant shall not, during the period of the Participant’s employment or at any time thereafter, disclose to anyone, or publish, use for any purpose, exploit, or allow or assist another person to use, disclose or exploit, except for the benefit of the Company, without prior written authorization, any Confidential Information or part thereof, except as permitted:  (1) in the ordinary course of the Company’s business or the Participant’s work for the Company; or (2) by law.  The Participant shall use all reasonable precautions to assure that all Confidential Information is properly protected and kept from unauthorized persons.  Further, the Participant shall not directly or indirectly, use the Company’s Confidential Information or information regarding the names, contact information, skills and compensation of employees and contractors of the Company to: (1) call upon, solicit business from, attempt to conduct business with, conduct business with, interfere with or divert business away from any customer, client, vendor or supplier of the Company with whom or which the Company conducted business within the eighteen (18) months prior to the Participant’s termination from employment with the Company; and/or (2)  recruit, solicit, hire or attempt to recruit, solicit, or hire, directly or by assisting others, any persons employed by or associated with the Company.  The Participant agrees that the Participant shall take all steps necessary to safeguard all Confidential Information and prevent its wrongful use, disclosure, or dissemination of any other person or entity.  The Participant further agrees that in the event the Participant is subpoenaed, served with any legal process or notice or otherwise requested to produce or divulge, directly or indirectly, any Confidential Information by any entity, agency, or person in any formal or informal proceeding including, but not limited to, any interview, deposition, administrative or judicial hearing and/or trial, and upon the Participant’s receipt of such subpoena, process, notice or request, the Company requests that the Participant notify and deliver via overnight delivery service a copy of the subpoena, process, notice or other request to: the Company’s General Counsel at 6250 LBJ Freeway, Dallas, Texas 75240.

(ii)	The Participant shall immediately notify the Company’s General Counsel if the Participant learns of or suspects any unauthorized disclosure of Confidential Information concerning the Company.
(iii)	Subject to Section 1(b)(iv), the Participant agrees that the Participant shall not use or disclose any confidential or trade secret information belonging to any former employer or third party, and the Participant shall not bring onto the premises of the Company or onto any the Company property any confidential or trade secret information belonging to any former employer or third party without such third parties’ consent.

(iv)

During the Participant’s employment, the Company will receive from third parties their confidential and/or proprietary information, subject to a duty on the Company’s part to maintain the confidentiality of and to use such information only for certain limited purposes.  The Participant agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person or organization or to use it except as necessary in the course of the Participant’s employment with the Company and in accordance with the Company’s agreement with such third party.

(c)	No-Interference.
(i)

Notwithstanding the foregoing or any other agreement regarding confidentiality with the Company, the Participant may disclose Confidential Information when required to do so by a court of competent jurisdiction, by any governmental agency having authority over the Participant or the business of the Company or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order the Participant to divulge, disclose or make accessible such information.  Nothing in this Agreement is intended to interfere with the Participant’s right to (1) report possible violations of state or federal law or regulation to any governmental agency or entity, (2) make other disclosures that are protected under the whistleblower provisions of state or federal law or regulation, (3) file a claim or charge with any government agency or entity, or (4) testify, assist, or participate in an investigation, hearing, or proceeding conducted by any government  or law enforcement agency, entity or court.

(ii)

The Participant is hereby notified in accordance with the Defend Trade Secrets Act of 2016 that the Participant will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (1) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law, or (2) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.  The Participant is further notified that if the Participant files a lawsuit for retaliation against the Company for reporting a suspected violation of law, the Participant may disclose the Company's trade secrets to the Participant’s attorney and use the trade secret information in the court proceeding if the Participant (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order.

(d)

Return of the Company Property.  Upon the termination of the Participant’s employment for any reason, the Participant shall immediately return and deliver to the Company any and all property, including, without limitation, Confidential Information, software, devices, data, reports, proposals, lists, correspondence, materials, equipment, computers, hard drives, papers, books, records, documents, memoranda, manuals, e-mail, electronic or magnetic recordings or data, including all copies thereof, books of account, drawings, prints, plans, and the like which belong to the Company or which relate to the Company’s business and which are in the Participant’s possession, custody or control, whether prepared by the Participant or others.  If at any time after termination of the Participant’s employment, for any reason, the Participant determines that the Participant has any Confidential Information in the Participant’s possession or control, the Participant shall immediately return to the Company all such Confidential Information in the Participant’s possession or control, including all copies and portions thereof.  Further, the Participant shall not retain any property, including, without limitation, Confidential Information, data, information, or documents, belonging to the Company or any copies thereof (in electronic or hard copy format).

2.

Restrictive Covenants.  In Section 1, the Company promised to provide the Participant certain Confidential Information.  The Participant recognizes and agrees that:  (i) the Company has devoted a considerable amount of time, effort, and expense to develop its Confidential Information and business goodwill; (ii) the Company’s Confidential Information and business goodwill are valuable assets to the Company; and (iii) any unauthorized use or disclosure of the Confidential Information would cause irreparable harm to the Company for which there is no adequate remedy at law, including damage to the Company’s business goodwill.  To protect the Confidential Information and business goodwill of the Company, the Participant agrees to the following restrictive covenants.

(a)

Non-Solicitation.  The Participant agrees that, as part of the Participant’s employment or association with the Company, the Participant will become familiar with the salary, pay scale, capabilities, experiences, skill and desires of the Company’s employees and consultants.  For these reasons, the Participant agrees that to protect the Company’s Confidential Information, legitimate business interests, and business goodwill, it is necessary to enter into the following restrictive covenant.  The Participant agrees that, during the Participant’s employment and for a period of twelve (12) months following the date on which the Participant’s employment with the Company terminates for any reason (“Restrictive Covenant Period”), the Participant, whether directly or indirectly, shall not recruit, solicit, hire or attempt to recruit, solicit, or hire, directly or by assisting others, any persons employed by or contracted with the Company, nor shall the Participant contact or communicate with any such persons for the purpose of inducing such persons to terminate their employment or contract with the Company.  For purposes of this paragraph, the “persons” covered by this prohibition include current employees and persons who were employed by the Company within twelve (12) months of the time of the attempted recruiting, solicitation, or hiring.

(b)

Non-Competition.  During the Restrictive Covenant Period, the Participant shall not, without the Company’s prior written consent, directly or indirectly: (i) solicit business for or on behalf of any person or business entity operating a Competing Business (as defined below) in the Restricted Area (as defined below); (ii) own, operate, participate in, become employed with, consult for or have any interest in any Competing Business in the Restricted Area, except that the Participant may own publicly traded stock for investment purposes only in any company in which the Participant owns less than 5% of such company’s voting equity; or (iii) use or rely upon any Confidential Information in any competition, solicitation, or marketing effort.  As used herein, “Competing Business” means any business, individual, partnership, firm, corporation or other entity that is competing or that is preparing to compete with the Company’s business of being a retailer or a business specializing in high-quality home furnishings, housewares or gift-related items in the United States; and any other business the Company conducted, prepared to conduct or materially contemplated conducting during the Participant’s employment with the Company.  Competing Business shall include a business of the type of, but not be limited to, the following entities: The TJX Companies, Inc. (including, without limitation, TJ Max, HomeGoods, Marshall’s Mega Stores, At Home Group, Inc., and Marshall’s, Inc.); Ross Stores, Inc.; Burlington Stores, Inc.; One Kings Lane, Inc.; Joss and Main (owned by Wayfair, LLC); zulily, inc.; Nordstrom Rack (owned by Nordstrom, Inc., but not including Nordstrom stores); Back Stage (owned by Macy’s, Inc., but not including Macy’s stores); Ollie's Bargain Outlet Holdings, Inc.; Bealls Outlet, Stage Stores and Overstock.com, Inc.  As used herein, “Restricted Area” means the United States and any other geographical area in which the Company provides services during the Participant’s employment and for which the Participant had any responsibility or about which the Participant received Confidential Information.

(c)

Remedies.  The Participant acknowledges that the restrictions contained in Section 1 and Section 2, in view of the nature of the Company’s business, are reasonable and necessary to protect their legitimate business interests, business goodwill and reputation, and that any violation of these restrictions would result in irreparable injury and continuing damage to the Company, and that money damages would not be a sufficient remedy to the Company for any such breach or threatened breach.  Therefore, the Participant agrees that the Company shall be entitled to a temporary restraining order and injunctive relief restraining the Participant from the commission of any breach or threatened breach of Section 1 or Section 2, without the necessity of establishing irreparable harm or the posting of a bond, and to recover from the Participant damages incurred by the Company as a result of the breach, as well as the Company’s attorneys’ fees, costs and expenses related to any breach or threatened breach of this Agreement and enforcement of this Agreement.  Nothing contained in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available to it for any breach or threatened breach, including, without limitation, the recovery of money damages, attorneys’ fees, and costs.  The existence of any claim or cause of action by the Participant against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the restrictive covenants contained in Section 1 or Section 2, or preclude injunctive relief.
(d)

Tolling.  If the Participant violates any of the restrictions contained in this Section 2, the Restrictive Covenant Period shall be suspended and shall not run in favor of the Participant until such time that the Participant cures the violation to the satisfaction of the Company; the period of time in which the Participant is in breach shall be added to the Restrictive Covenant Period.

(e)

Notice.  If the Participant, in the future, seeks or is offered employment, or any other position or capacity with another company or entity, the Participant agrees to inform each new employer or entity, before accepting employment, of the existence of the restrictions in Section 1 and Section 2. The Company shall be entitled to advise such person or subsequent employer of the provisions of Section 1 and Section 2 and to otherwise deal with such person to ensure that the provisions of Section 1 and Section 2 are enforced and duly discharged.